SENTINEL GROUP FUNDS, INC.

ARTICLES OF AMENDMENT

Sentinel Group Funds, Inc., a Maryland corporation (“Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to change the name of the series of shares of Common Stock classified and designated as “Sentinel Sustainable
Emerging Companies Fund” to “Sentinel Sustainable Growth Opportunities Fund”.

SECOND: The amendment set forth in these Articles of Amendment was approved by at least a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be executed in its name and on its behalf by its Vice President and attested by its
Secretary this 17th day of December, 2008.

ATTEST:

SENTINEL GROUP FUNDS, INC.

By:_/s/ Lisa Muller	By:__/s/ Thomas P. Malone
Lisa Muller	Thomas P. Malone
Secretary	Vice President and Treasurer